Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
December 1, 2004	Richard E. Leone Manager – Investor Relations rleone@rtiintl.com 330-544-7622

RTI INTERNATIONAL ANNOUNCES CONTRACT RATIFICATION

     Niles, Ohio – RTI International Metals, Inc., (NYSE: RTI) announced today that a new 62-month labor agreement between its RMI Titanium Company subsidiary and the United Steelworkers of America at its Niles, Ohio plant was ratified in a vote held on Wednesday, December 1.

     Commenting on the tentative agreement, David Paull, Vice President of Administration, said, “We entered this bargaining process fifteen months ago with very specific objectives designed to keep the Niles plant viable long term in an increasingly competitive titanium industry. With this agreement, we have achieved those goals.

     “All of us with a stake in the Niles plant owe a debt of gratitude to the one hundred plus non-union employees who worked two jobs for over a year to keep this facility in business during the work stoppage.”

     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., please visit our website at www.rtiintl.com.

# # #